Exhibit 10.5

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), dated effective as of March 8, 2012, hereby amends the Employment Agreement (the “Employment Agreement”) by and between M.D.C. Holdings, Inc. (the “Company”), and David D. Mandarich (the “Executive”), which was restated effective as of August 1, 2008.

WHEREAS, the Executive has served the Company in various capacities for over thirty years;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to address certain corporate governance matters;

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

1. Double Trigger. Section 4(d)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

(ii) If a Change in Control Event (as defined in Appendix A hereto) shall occur, followed within two years by a Material Change (as defined in Appendix A hereto), the Executive shall, if he so elects by written notice to the Company within thirty days of a Material Change that is not corrected following notice, be entitled to terminate his employment, if not already terminated by the Company. In that event, the Executive shall receive the amounts set forth in Section 4(c)(i) and (ii) above, and the Executive shall be entitled to the accelerated vesting of all options and rights as provided in Section 4(d)(i) above and, at Executive’s election, in the event the Change in Control Event involves a two-tier tender offer, the Company will pay Executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide Executive with an equivalent value. In addition, the Executive shall receive, with respect to the Retirement Benefit, and the Company shall pay to the Executive, in a lump sum cash payment, an amount equal to the actuarial present value (determined on the basis of the applicable mortality table and applicable interest rate as specified in Section 417(e)(3) of the Internal Revenue Code as of the effective date of the Executive’s termination date) of the Retirement Benefit payments payable to the Executive under Section 3(d), commencing on his termination date, and any such lump sum cash payment to the Executive shall be in complete discharge of the Company’s obligation with respect to the Executive’s Retirement Benefit.

2. Change in Control Event – Fifty Percent. All references in paragraphs (a)(i) and (ii) in Appendix A of the Employment Agreement, under “Change in Control Event,” that read “twenty percent (20%)” are hereby amended to read “fifty percent (50%).”

3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State. The Section headings in this Amendment are for reference only and shall not be used in construing or interpreting this Amendment. Except to the extent amended by the express terms of this Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the dates set forth above.

M.D.C. HOLDINGS, INC.

By:	/s/ John M. Stephens
Name:	John M. Stephens
Title:	Senior Vice President and
Chief Financial Officer
Date:	March 8, 2012

EXECUTIVE

/s/ David D. Mandarich
Name:	David D. Mandarich
Date:	March 8, 2012

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